Exhibit 11



                          Consent of Price Waterhouse



We hereby consent to the incorporation by reference in Part B constituting part of this Post-Effective Amendment No. 4 to the registration statement on Form N-1A (the "Registration Statement") of The Premium Portfolios of our reports dated February 4, 1997, relating to the financial statements and financial highlights of Large Cap Growth Portfolio (formerly Equity Portfolio) and Small Cap Growth Portfolio (formerly Small Cap Equity Portfolio) appearing in the December 31, 1996 Annual Reports of Landmark Equity Fund and Landmark Small Cap Equity Fund, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Investment Advisory and Other Services" in Part B.




Price Waterhouse
Chartered Accountants
Toronto, Ontario
October 31, 1997